Exhibit 4.2

THE CLOROX COMPANY

COMPANY ORDER

Pursuant to the authorization of the Board of Directors of The Clorox Company (the “Company”) in resolutions duly adopted by the Board of Directors of the Company by unanimous written consent on April 29, 2026 (the “Resolutions”), the undersigned, being duly authorized, hereby approves the issuance of each of the series of Notes (as defined herein) of the Company, with the terms and provisions as described below, pursuant to and further subject to an Indenture (the “Indenture”), dated as of May 11, 2022, between the Company and U.S. Bank Trust Company, National Association (the “Trustee”).

TITLE OF SERIES:	4.700% Notes due 2031 (the “2031 Notes”)
4.950% Notes due 2033 (the “2033 Notes”)
5.250% Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes and the 2033, the “Notes”)

PRINCIPAL AMOUNT:	$550,000,000 of the 2031 Notes
$400,000,000 of the 2033 Notes
$550,000,000 of the 2036 Notes

INTEREST RATE:	4.700% per annum on the 2031 Notes
4.950% per annum on the 2033 Notes
5.250% per annum on the 2036 Notes

in each case payable semiannually on May 15 and November 15 of each year, commencing on November 15, 2026 to the holders of record at the close of business on April 30 and October 31 next preceding such interest payment dates.

MATURITY DATE:	May 15, 2031 for the 2031 Notes, May 15, 2033 for the 2033 Notes and May 15, 2036 for the 2036 Notes.

PUBLIC OFFERING PRICE:	2031 Notes: 99.995% of the principal amount plus accrued interest, if any, from May 11, 2026 to the date of closing.
2033 Notes: 99.847% of the principal amount plus accrued interest, if any, from May 11, 2026 to the date of closing.
2036 Notes: 99.999% of the principal amount plus accrued interest, if any, from May 11, 2026 to the date of closing.

PLAN OF DISTRIBUTION:

A public offering underwritten by Citigroup Global Markets Inc.; J.P. Morgan Securities LLC; Wells Fargo Securities, LLC; Goldman Sachs & Co. LLC; Morgan Stanley & Co. LLC; RBC Capital Markets, LLC; Scotia Capital (USA) Inc.; U.S. Bancorp Investments, Inc.; BMO Capital Markets Corp.; Loop Capital Markets LLC; and Goodbody Stockbrokers UC.

UNDERWRITING DISCOUNT:	0.600% of the principal amount for the 2031 Notes 0.625% of the principal amount for the 2033 Notes 0.650% of the principal amount for the 2036 Notes

OPTIONAL REDEMPTION:

Make-whole call as set forth in the Notes and solely with respect to the 2031 Notes, par call within one month of the maturity date, as set forth in the terms of the Notes, solely with respect to the 2033 Notes, par call within two months of the maturity date, and solely with respect to the 2036 Notes, par call within three months of the maturity date, as set forth in the terms of the Notes.

ADDITIONAL NOTES:

The Company may issue additional Notes of the same series at any time provided that the additional notes shall have the same terms as the Notes other than the price, aggregate amount, date of issue, initial interest rate, any separate CUSIP or ISIN numbers as are required and provided that for United States federal income tax purposes, such additional notes must be issued under separate CUSIP and ISIN numbers from the original series unless such additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with less than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

MANDATORY REDEMPTION:	None.

LISTING:	None.

PLACE AND MANNER OF PAYMENT:	The principal of and interest on the Notes will be payable as set forth in the terms of the Notes.

DENOMINATIONS:	Minimum denomination of $2,000 and additional increments of $1,000.

EVENTS OF DEFAULT:	As set forth in the forms of the Notes and the Indenture.

CURRENCY:	Payable in U.S. dollars.

FORM OF SECURITY:	The Notes will be issued in the form of Global Securities, which will be deposited with, or on behalf of, the Depositary.

DEPOSITARY:	The Depository Trust Company, New York.

By:	/s/ Michael Iracondo
	Name:	Michael Iracondo
	Title:	Vice President – Treasurer

By:	/s/ Angela C. Hilt
	Name:	Angela C. Hilt
	Title:	Executive Vice President –
Chief Legal and External Affairs
Officer and Corporate Secretary

[Signature Page to Company Order]